This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

●	Approximate 2 year term if not called prior to maturity.
●	Payments on the Notes will depend on the individual performance of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF (each an “Underlying”).
●	Contingent coupon rate of at least 10.85% per annum (at least 2.7125% per quarter) payable quarterly if the Observation Value of each Underlying on the applicable Observation Date is greater than or equal to 50% of its Starting Value. The coupon per $1,000 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of at least $27.125 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. The actual contingent coupon rate will be determined on the pricing date.
●	Beginning in January 2024, automatically callable quarterly for an amount equal to the principal amount plus the relevant contingent coupon payment if the Observation Value of each Underlying is greater than or equal to 100% of its Starting Value on any Observation Date (other than the final Observation Date).
●	Assuming the Notes are not called prior to maturity, if any Underlying declines by more than 50% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying, with up to 100% of the principal at risk; otherwise, at maturity you will receive the principal amount. At maturity you will also receive the final contingent coupon payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to 50% of its Starting Value.
●	All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.
●	The Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF, due August 5, 2025 (the “Notes”) are expected to price on July 31, 2023 and expected to issue on August 3, 2023.
●	The Notes will not be listed on any securities exchange.
●	CUSIP No. 09711AF45.

The initial estimated value of the Notes as of the pricing date is expected to be between $920.00 and $970.00 per $1,000 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-8 of this pricing supplement and “Structuring the Notes” on page PS-25 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-8 of this pricing supplement, page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$17.50	$982.50
Total

(1)	Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $982.50 per $1,000 in principal amount of Notes.
(2)	The underwriting discount per $1,000 in principal amount of Notes may be as high as $17.50, resulting in proceeds, before expenses, to BofA Finance of as low as $982.50 per $1,000 in principal amount of Notes.

The Notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

Terms of the Notes

The Notes provide a quarterly Contingent Coupon Payment of at least $27.125 per $1,000 in principal amount of Notes on the applicable Contingent Payment Date if, on the related quarterly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier. The coupon per $1,000 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of at least $27.125 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. The actual Contingent Coupon Payment will be determined on the pricing date.

Beginning in January 2024, if the Observation Value of each Underlying is greater than or equal to its Call Value on any Observation Date (other than the final Observation Date), the Notes will be automatically called, in whole but not in part, at 100% of the principal amount, together with the relevant Contingent Coupon Payment. No further amounts will be payable following an Automatic Call. If the Notes are not automatically called prior to maturity and the Least Performing Underlying declines by more than 50% from its Starting Value, there is full exposure to declines in the Least Performing Underlying, and you will lose a significant portion or all of your investment in the Notes. Otherwise, at maturity you will receive the principal amount. At maturity you will also receive the final Contingent Coupon Payment if the Observation Value of each Underlying on the final Observation Date is greater than or equal to its Coupon Barrier. It is possible that the Notes will not pay any Contingent Coupon Payments and you may lose a significant portion or all of your investment in the Notes at maturity. Any payments on the Notes will be calculated based on $1,000 in principal amount of Notes and will depend on the performance of the Underlyings, subject to our and BAC’s credit risk.

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000 and whole multiples of $1,000 in excess thereof.
Term:	Approximately 2 years, unless previously automatically called.
Underlyings:	The iShares® MSCI Emerging Markets ETF (Bloomberg symbol: “EEM”), the iShares® Russell 2000 ETF (Bloomberg symbol: “IWM”) and the VanEck® Oil Services ETF (Bloomberg symbol: “OIH”).
Pricing Date*:	July 31, 2023
Issue Date*:	August 3, 2023
Valuation Date*:	July 31, 2025, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date*:	August 5, 2025
Starting Value:	With respect to each Underlying, its Closing Market Price on the pricing date.
Observation Value:	With respect to each Underlying, its Closing Market Price on the applicable Observation Date multiplied by its Price Multiplier.
Ending Value:	With respect to each Underlying, its Observation Value on the Valuation Date.
Call Value:	With respect to each Underlying, 100% of its Starting Value.
Price Multiplier:	With respect to each Underlying, 1, subject to adjustment for certain events as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-28 of the accompanying product supplement.
Coupon Barrier:	With respect to each Underlying, 50% of its Starting Value.
Threshold Value:	With respect to each Underlying, 50% of its Starting Value.
Contingent Coupon Payment:	If, on any quarterly Observation Date, the Observation Value of each Underlying is greater than or equal to its Coupon Barrier, we will pay a Contingent Coupon Payment of at least $27.125 per $1,000 in principal amount of Notes (equal to a rate of at least 2.7125% per quarter or at least 10.85% per annum) on the applicable Contingent Payment Date (including the Maturity Date). The coupon per $1,000 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of at least $27.125 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-2

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

(inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. The actual Contingent Coupon Payment will be determined on the pricing date.
Automatic Call:	Beginning in January 2024, all (but not less than all) of the Notes will be automatically called if the Observation Value of each Underlying is greater than or equal to its Call Value on any Observation Date (other than the final Observation Date). If the Notes are automatically called, the Early Redemption Amount will be paid on the applicable Contingent Payment Date. No further amounts will be payable following an Automatic Call.
Early Redemption Amount:	For each $1,000 in principal amount of Notes, $1,000 plus the applicable Contingent Coupon Payment.
Redemption Amount:	If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000 in principal amount of Notes will be:
	a)	If the Ending Value of the Least Performing Underlying is greater than or equal to its Threshold Value:
$1,000; or
	b)	If the Ending Value of the Least Performing Underlying is less than its Threshold Value:

In this case, the Redemption Amount will be less than 50% of the principal amount and you could lose up to 100% of your investment in the Notes.
The Redemption Amount will also include the final Contingent Coupon Payment if the Ending Value of the Least Performing Underlying is greater than or equal to its Coupon Barrier.
Observation Dates*:	As set forth on page PS-4.
Contingent Payment Dates*:	As set forth on page PS-4.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09711AF45
Underlying Return:	With respect to each Underlying,
Least Performing Underlying:	The Underlying with the lowest Underlying Return.
Events of Default and Acceleration:	If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration; Covenant Breaches” on page 54 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is payable based upon the prices of the Underlyings on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

*Subject to change.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-3

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

Observation Dates and Contingent Payment Dates

Observation Dates*	Contingent Payment Dates
October 31, 2023	November 3, 2023
January 31, 2024	February 5, 2024
May 1, 2024	May 6, 2024
July 31, 2024	August 5, 2024
October 31, 2024	November 5, 2024
January 31, 2025	February 5, 2025
May 1, 2025	May 6, 2025
July 31, 2025 (the “Valuation Date”)	August 5, 2025 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-23 of the accompanying product supplement.

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlyings. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-8), will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value range of the Notes is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Notes as of the pricing date. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-8 and “Structuring the Notes” on page PS-25.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-4

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, you may receive a

Contingent Coupon Payment per $1,000 in principal amount of Notes determined as follows:

Assuming the Notes have not been automatically called,

on the Maturity Date, you will receive a cash payment per $1,000 in principal amount of Notes determined as follows:

Yes

You will receive:

$1,000

No

You will receive:

$$\$1{,}000 + \left(\$1{,}000 \times \text{Underlying Return of the Least Performing Underlying}\right)$$

All payments described above are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-5

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

Total Contingent Coupon Payment Examples

The examples below illustrate the hypothetical total Contingent Coupon Payments per $1,000 in principal amount of Notes over the term of the Notes, based on a Contingent Coupon Payment of $27.125 per $1,000 in principal amount of Notes, depending on how many Contingent Coupon Payments are payable prior to an Automatic Call or maturity. Depending on the performance of each Underlying, you may not receive any Contingent Coupon Payments during the term of the Notes.

Example 1 – The Observation Value of each Underlying on the first Observation Date is below its Coupon Barrier. No Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on the second Observation Date (which is also the first date on which the Notes may be automatically called) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date, but the Notes will not be automatically called on the Contingent Payment Date. The Contingent Coupon Payment per $1,000 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $27.125 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $27.125 x 2 - (ii) $0.000 = $54.250 per $1,000 in principal amount of Notes.

The Observation Value of each Underlying on the third Observation Date is above its Coupon Barrier and its Call Value. Therefore, the Notes will be automatically called, and the Contingent Coupon Payment per $1,000 in principal amount of Notes otherwise due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $27.125 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $27.125 x 3 - (ii) $54.250 = $27.125 per $1,000 in principal amount of Notes. No further amounts will be payable following an Automatic Call.

Example 2 - The Observation Value of each Underlying on the first Observation Date is below its Coupon Barrier. No Contingent Coupon Payment will be paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on the second Observation Date (which is also the first date on which the Notes may be automatically called) is below its Coupon Barrier and Call Value. Therefore, the Notes will not be automatically called, and no Contingent Coupon Payment is paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on the third Observation Date is above its Coupon Barrier and its Call Value. Therefore, the Notes will be automatically called, and the Contingent Coupon Payment per $1,000 in principal amount of Notes otherwise due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $27.125 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $27.125 x 3 - (ii) $0.000 = $81.375 per $1,000 in principal amount of Notes. No further amounts will be payable following an Automatic Call.

Example 3 - The Observation Value of each Underlying on the first Observation Date is above its Coupon Barrier. A Contingent Coupon Payment in the amount of $27.125 will be paid on the applicable Contingent Payment Date. The Observation Value of each Underlying on the second Observation Date (which is also the first date on which the Notes may be automatically called) is above its Coupon Barrier but below its Call Value. Therefore, the Notes will not be automatically called but a Contingent Coupon Payment will be payable on the related Contingent Payment Date, calculated as follows:

(i) the product of $27.125 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $27.125 x 2 - (ii) $27.125 x 1 = $27.125 per $1,000 in principal amount of Notes.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-6

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income Auto-Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been automatically called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100 for the Least Performing Underlying, a hypothetical Coupon Barrier of 50 for the Least Performing Underlying, a hypothetical Threshold Value of 50 for the Least Performing Underlying, a Contingent Coupon Payment of $27.125 per $1,000 in principal amount of Notes and a range of hypothetical Ending Values of the Least Performing Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Values, Coupon Barriers, Threshold Values, Observation Values and Ending Values of the Underlyings, the actual Contingent Coupon Payment, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes. The table below also assumes that a Contingent Coupon Payment was paid on each Contingent Payment Date prior to maturity.

For recent actual values of the Underlyings, see “The Underlyings” section below. The Ending Value of each Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of that Underlying or on the securities included in that Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,027.125(2)	2.7125%
150.00	50.00%	$1,027.125	2.7125%
140.00	40.00%	$1,027.125	2.7125%
130.00	30.00%	$1,027.125	2.7125%
120.00	20.00%	$1,027.125	2.7125%
110.00	10.00%	$1,027.125	2.7125%
105.00	5.00%	$1,027.125	2.7125%
102.00	2.00%	$1,027.125	2.7125%
100.00(3)	0.00%	$1,027.125	2.7125%
90.00	-10.00%	$1,027.125	2.7125%
80.00	-20.00%	$1,027.125	2.7125%
70.00	-30.00%	$1,027.125	2.7125%
50.00(4)	-50.00%	$1,027.125	2.7125%
49.99	-50.01%	$499.900	-50.0100%
0.00	-100.00%	$0.000	-100.0000%

(1)	The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment, not including any Contingent Coupon Payments paid prior to maturity, and assumes that the relevant Contingent Coupon Payment has been made on each prior Contingent Payment Date.
(2)	This amount represents the sum of the principal amount and a final quarterly Contingent Coupon Payment of $27.125 per $1,000 in principal amount of Notes (assuming that each prior quarterly Contingent Coupon Payment has been made on the related Contingent Payment Date).
(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only and does not represent a likely Starting Value of any Underlying.
(4)	This is the hypothetical Coupon Barrier and Threshold Value of the Least Performing Underlying.
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-7

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-30 below.

Structure-related Risks

●	Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Ending Value of any Underlying is less than its Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Least Performing Underlying and you will lose 1% of the principal amount for each 1% that the Ending Value of the Least Performing Underlying is less than its Starting Value. In that case, you will lose a significant portion or all of your investment in the Notes.
●	Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or the Ending Value of any Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Automatic Call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or the Ending Value of any Underlying exceeds its Starting Value. In contrast, a direct investment in an Underlying or in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their prices. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.
●	The Notes are subject to a potential Automatic Call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential Automatic Call. Beginning in January 2024, the Notes will be automatically called if, on any Observation Date (other than the final Observation Date), the Observation Value of each Underlying is greater than or equal to its Call Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the principal amount and the Contingent Coupon Payment with respect to the applicable Observation Date and no further amounts will be payable following the Automatic Call. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Automatic Call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.
●	You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of any Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date (unless on a later Observation Date a Contingent Coupon Payment is payable). If the Observation Value of any Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.
●	Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.
●	The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the prices of the Underlyings other than on the Observation Dates. The prices of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier or the Threshold Value, as applicable, to the Observation Value or the Ending Value for each Underlying. No other prices of the Underlyings will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Ending Value of the Least Performing Underlying is less than its Threshold Value, you will receive less than the principal amount at maturity even if the price of each Underlying was always above its Threshold Value prior to the Valuation Date.
●	Because the Notes are linked to the least performing (and not the average performance) of the Underlyings, you may not receive any return on the Notes and may lose a significant portion or all of your investment in the Notes even if the Observation Value or Ending Value of one Underlying is greater than or equal to its Coupon Barrier or Threshold Value, as applicable. Your Notes are linked to the least performing of the Underlyings, and a change in the price of one Underlying may not correlate with changes in the price of the other Underlyings. The Notes are not linked to a basket composed of the Underlyings, where the depreciation in the price of one Underlying could be offset to some extent by the appreciation in the price of the other Underlyings. In the case of the Notes, the individual performance of each Underlying would not be combined, and the depreciation in the price of one Underlying would not be offset by any appreciation in the price of the other Underlyings. Even if the Observation Value of an Underlying is at or above its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment with respect to that Observation Date if the Observation Value of another Underlying is below its Coupon Barrier on that day. In addition, even if the Ending Value of an Underlying is at or above its Threshold Value, you will lose a significant portion or all of your investment in the Notes if the Ending Value of the Least Performing Underlying is below its Threshold Value.
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-8

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

●	Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes. The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the Early Redemption Amount or the Redemption Amount at maturity, as applicable, will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable Contingent Payment Date or the Maturity Date, regardless of the Ending Value of the Least Performing Underlying as compared to its Starting Value. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.
●	We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation- and Market-related Risks

●	The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.
●	The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.
●	We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

●	Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell shares or units of the Underlyings or the securities held by or included in the Underlyings, or futures or options contracts or exchange traded instruments on the Underlyings or those securities, or other instruments whose value is derived from the Underlyings or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own shares or units of the Underlyings or the securities included in the Underlyings, except to the extent that BAC’s common stock may be included in the Underlyings, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the prices of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may affect the prices of the Underlyings. Consequently, the prices of the Underlyings may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

We, the Guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could affect the prices of the Underlyings on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates,
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-9

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

including BofAS, may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.

●	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

●	The Notes are subject to risks associated with small-size capitalization companies. The stocks comprising the Russell 2000® Index, which is the IWM’s underlying index, are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.
●	The Notes are subject to risks associated with foreign securities markets. The EEM includes certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the EEM may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
●	The Notes are subject to foreign currency exchange rate risk. The EEM holds securities traded outside of the United States. The EEM’s share price will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the securities held by the EEM are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the securities held by the EEM are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EEM will be adversely affected and the price of the EEM may decrease.
●	There are risks associated with emerging markets. An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.
●	The stocks held by the OIH are concentrated in one sector. The OIH hold securities issued by companies in the oil services sector. As a result, some of the stocks that will determine the performance of the Notes are concentrated in one sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities held by the OIH, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
●	The Notes are subject to risks associated with the oil services sector. The equity securities included in the OIH’s underlying index and that are generally tracked by the OIH are common stocks of companies involved in oil services. The shares of the OIH may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the OIH invests in common stocks of companies that are involved in the oil industry, the shares of the OIH are subject to certain risks associated with such companies. The profitability of companies in the oil services sector is related to worldwide energy prices, including all sources of energy, and exploration and production costs. The price of energy, the earnings of companies in the oil services sector, and the value of these companies’ securities have recently experienced significant volatility. Additionally, the price of oil has also recently experienced significant volatility, which may materially impact companies operating in the oil services sector. These companies are also subject to risks of changes in exchange rates and the price of oil and gas, changes in prices for competitive energy services, changes in the global supply of and demand for oil and gas, the imposition of import controls, world events, actions of the Organization of Petroleum Exporting Countries, negative perception and publicity, depletion of resources and general economic conditions, development of alternative energy sources, energy conservation efforts, technological developments and labor relations, as well as market, economic, social and political risks of the countries where oil services companies are located or do business. The values of securities of oil services companies are subject to swift price and supply fluctuations caused by events relating to international politics, including political instability, expropriation, social unrest and acts of war, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Oil services companies operate in a highly competitive and cyclical industry, with intense price competition.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-10

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

The oil services sector is exposed to significant and numerous operating hazards. Oil services companies’ operations are subject to hazards inherent in the oil and gas industry, such as fire, explosion, blowouts, loss of well control, oil spills, pipeline and equipment leaks and ruptures and discharges or releases of toxic or hazardous gases. Oil and gas exploration and production can be significantly affected by natural disasters and adverse weather conditions in the regions in which they operate. The revenues of oil services companies may be negatively affected by contract termination and renegotiation. In the oil services sector, it is customary for contracts to provide for either automatic termination or termination at the option of the customer if the drilling unit is destroyed or lost or if drilling operations are suspended for a specified period of time as a result of events beyond the control of either party or because of equipment breakdowns. In periods of depressed market conditions, the customers of oil services companies may not honor the terms of existing contracts and may terminate contracts or seek to renegotiate contract rates and terms to reduce their obligations. Oil services companies are subject to, and may be adversely affected by, extensive federal, state, local and foreign laws, rules and regulations.

Oil services companies may also be adversely affected by environmental damage claims and other types of litigation. Laws and regulations protecting the environment may expose oil services companies to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Changes to environmental protection laws, including the implementation of policies with less stringent environmental protection standards and those geared away from sustainable energy development, could lead to fluctuations in supply, demand and prices of oil and gas. The international operations of oil services companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in interest rates, changes in foreign regulations and other risks inherent to international business. Additionally, changes to U.S. trading policies could cause friction with certain oil producing countries and between the governments of the United States and other major exporters of oil to the United States. Some of the companies in the oil services sector are engaged in other lines of business unrelated to oil services, and they may experience problems with these lines of business which could adversely affect their operating results. The operating results of these companies may fluctuate as a result of these additional risks and events in the other lines of business. In addition, a company’s ability to engage in new activities may expose it to business risks with which it has less experience than it has with the business risks associated with its traditional businesses. Despite a company’s possible success in traditional oil services activities, there can be no assurance that the other lines of business in which these companies are engaged will not have an adverse effect on a company’s business or financial condition. It is not possible to predict the aggregate effect of all or any combination of these factors.

●	The performance of an Underlying may not correlate with the performance of its underlying index as well as the net asset value per share or unit of the Underlying, especially during periods of market volatility. The performance of an Underlying and that of its underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index. This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in its underlying index and/or holding assets that are not included in its underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and its underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of an Underlying may differ from its net asset value per share or unit; shares or units of an Underlying may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by an Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of an Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of an Underlying. As a result, under these circumstances, the market value of shares or units of an Underlying may vary substantially from the net asset value per share or unit of the Underlying.
●	The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of an Underlying and other terms of the Notes to reflect certain actions by an Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect an Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.
●	The sponsor or investment advisor of an Underlying may adjust that Underlying in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests. The sponsor or investment advisor of an Underlying can add, delete, or substitute the components included in that Underlying or make other methodological changes that could change its price. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks

●	The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.
CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-11

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

The Underlyings

All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the investment advisor of the EEM, the investment advisor of the IWM, and the investment advisor of the OIH (collectively, the “Investment Advisors”). The Investment Advisors, which license the copyright and all other rights to the respective Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Investment Advisor discontinuing publication of the applicable Underlying are discussed in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to ETFs — Discontinuance of or Material Change to an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor underlying. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlyings. You should make your own investigation into the Underlyings.

The iShares® MSCI Emerging Markets ETF

The shares of the EEM are issued by iShares, Inc., a registered investment company. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (“MXEF”), its underlying index. The EEM typically earns income dividends from securities included in the EEM. These amounts, net of expenses and taxes (if applicable), are passed along to the EEM’s shareholders as “ordinary income.” In addition, the EEM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the EEM, you will not be entitled to receive income, dividend, or capital gain distributions from the EEM or any equivalent payments. The shares of the iShares® MSCI Emerging Markets ETF trade on the NYSE Arca under the ticker symbol “EEM.”

As investment adviser, BlackRock Fund Advisors (“BFA”) has overall responsibility for the general management and administration of the EEM. For its investment advisory services to the EEM, BFA is paid a management fee based on the EEM’s average daily net assets as follows: 0.75% per annum of net assets of the EEM less than or equal to $14.0 billion, plus 0.68% per annum of the net assets of the EEM on amounts over $14.0 billion, up to and including $28.0 billion, plus 0.61% per annum of the net assets of the EEM on amounts over $28.0 billion up to and including $42.0 billion, plus 0.54% per annum of the net assets of the EEM on amounts over $42.0 billion, up to and including $56.0 billion, plus 0.47% per annum of the net assets of the EEM on amounts over $56.0 billion, up to and including $70.0 billion, plus 0.41% per annum of the net assets of the EEM on amounts over $70.0 billion, up to and including $84.0 billion, plus 0.35% per annum of the net assets of the EEM on amounts in excess of $84.0 billion.

The shares of the EEM are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the EEM, including its periodic financial reports, may be found on the SEC’s website.

Investment Objective and Strategy

The EEM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MXEF. The EEM’s investment objective and the MXEF may be changed at any time without shareholder approval. Notwithstanding the EEM’s investment objective, the return on your Notes will not reflect any dividends paid on the EEM shares, on the securities purchased by the EEM or on the securities that comprise the MXEF.

The return on your Notes is linked to the performance of the iShares® MSCI Emerging Markets ETF, and not to the performance of the MSCI Emerging Markets Index on which the EEM is based. Although the EEM seeks results that correspond generally to the performance of the MXEF, the EEM follows a strategy of “representative sampling,” which means the EEM’s holdings do not identically correspond to the holdings and weightings of the MXEF, and may significantly diverge from the MXEF. Currently, the EEM holds substantially fewer securities than the MXEF. Additionally, when the EEM purchases securities not held by the MXEF, the EEM may be exposed to additional risks, such as counterparty credit risk or liquidity risk, to which the MXEF components are not exposed. Therefore, the EEM will not directly track the performance of the MXEF and there may be significant variation between the performance of the EEM and the MXEF on which it is based.

Representative Sampling

BFA uses a representative sampling strategy to track the Underlying Index. Representative sampling is an indexing strategy that involves investing in a representative sample of securities that collectively has an investment profile similar to that of the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Underlying Index. The EEM may or may not hold all of the securities that are included in the Underlying Index.

The EEM generally invests at least 90% of its assets in the securities of the Underlying Index and in American Depositary Receipts or Global Depositary Receipts representing securities of the Underlying Index. The EEM may invest the remainder of its assets in securities, including securities that are not in the Underlying Index, but which BFA believes will help the EEM track the Underlying Index, and futures contracts, options on futures contracts, other types of options and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. BFA will waive portfolio management fees in an amount equal to the portfolio management fees of such other iShares funds for any portion of the EEM’s assets invested in shares of such other funds.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-12

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

The MSCI Emerging Markets Index

The MXEF is intended to measure equity market performance in the global emerging markets. The MXEF is a free float--adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MXEF is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF has a base value of 100.00 and a base date of December 31, 1987. As of March 31, 2019, the MXEF consists of the following 24 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, South Korea, Taiwan, Thailand, Turkey and United Arab Emirates.

The MXEF is an “MSCI Index.”

The Country Indices

Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion-but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.

Calculation of the Country Indices

Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.

Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.

Calculation of the MSCI Indices

The performance of a MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in a MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.

Maintenance of and Changes to the MSCI Indices

The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.

As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:

●	semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the indices;
●	quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and
●	ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Prices and Exchange Rates

Prices

The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-13

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

Exchange Rates

The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.

Historical Performance of the EEM

The following graph sets forth the daily historical performance of the EEM in the period from January 2, 2018 through July 27, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the EEM’s hypothetical Coupon Barrier and hypothetical Threshold Value of $20.47, which is 50% of the EEM’s hypothetical Starting Value of $40.94, which was its Closing Market Price on July 27, 2023. The actual Starting Value, Coupon Barrier and Threshold Value will be determined on the pricing date.

This historical data on the EEM is not necessarily indicative of the future performance of the EEM or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the EEM during any period set forth above is not an indication that the Closing Market Price of the EEM is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the EEM.

CONTINGENT INCOME AUTO-CALLABLE YIELD NOTES | PS-14

Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

The iShares® Russell 2000 ETF

The iShares® Russell 2000 ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index, its underlying index. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments. The shares of the iShares® Russell 2000 ETF trade on the NYSE Arca under the symbol “IWM”.

As investment adviser, BFA has overall responsibility for the general management and administration of the IWM. For its investment advisory services to the IWM, BFA is paid a management fee based on the IWM’s average daily net assets as follows: 0.2000% per annum of the aggregate net assets of the IWM less than or equal to $46 billion, plus 0.1900% per annum of the aggregate net assets of the IWM over $46 billion, up to and including $81 billion, plus 0.1805% per annum of the aggregate net assets of the IWM on amounts over $81 billion, up to and including $111 billion, plus 0.1715% per annum of the aggregate net assets of the IWM on amounts over $111 billion, up to and including $141 billion, plus 0.1630% of the aggregate net assets of the IWM on amounts over $141 billion, up to and including $171 billion, plus 0.1548% per annum of the aggregate net assets of the IWM on amounts in excess of $171 billion.

The shares of the IWM are registered under the Exchange Act. Accordingly, information filed with the SEC relating to the IWM, including its periodic financial reports, may be found on the SEC website.

The Russell 2000® Index

The Russell 2000® Index (the “RTY”) was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the RTY is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.

Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.

Selection of Stocks Comprising the RTY

Each company eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.

All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.

An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are

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combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.

Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.

Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Performance of the IWM

The following graph sets forth the daily historical performance of the IWM in the period from January 2, 2018 through July 27, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the IWM’s hypothetical Coupon Barrier and hypothetical Threshold Value of $96.96, which is 50% of the IWM’s hypothetical Starting Value of $193.92, which was its Closing Market Price on July 27, 2023. The actual Starting Value, Coupon Barrier and Threshold Value will be determined on the pricing date.

This historical data on the IWM is not necessarily indicative of the future performance of the IWM or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the IWM during any period set forth above is not an indication that the Closing Market Price of the IWM is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the IWM.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

The VanEck® Oil Services ETF

The shares of the VanEck® Oil Services ETF are issued by the VanEck® ETF Trust, a registered open-end management investment company. The OIH seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® U.S. Listed Oil Services 25 Index, its underlying index. However, because the Notes are linked only to the share price of the OIH, you will not be entitled to receive income, dividend, or capital gain distributions from the OIH or any equivalent payments. The shares of the VanEck® Oil Services ETF are listed on the NYSE Arca, Inc. under the ticker symbol “OIH.”

The shares of the OIH are registered under the Exchange Act. Accordingly, information filed with the SEC relating to the OIH, including its periodic financial reports, may be found on the SEC’s website.

The MVIS® US Listed Oil Services 25 Index

The MVIS® US Listed Oil Services 25 Index (“MVOIH”) is designed to track the performance of the largest and most liquid U.S.-listed companies that derive at least 50% (25% for current components) of their revenues from oil services to the upstream oil sector. The MVOIH was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000. The MVIS® US Listed Oil Services 25 Index is reported by Bloomberg L.P. under the ticker symbol “MVOIH.”

Index Composition and Maintenance

Index Universe

The index universe for the MVOIH includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange. Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.

Investable Index Universe

Only companies with a free float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion in the MVOIH. In addition, stocks that are currently not in the MVOIH must meet the following size and liquidity requirements:

•	a full market capitalization exceeding US$150 million;
•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the MVOIH, the following applies:

•	a full market capitalization exceeding US$75 million;
•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at the previous two reviews); and
•	a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

In case the number of investable stocks drops below the minimum component number for the MVOIH, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free float market capitalization of a non-component share line:

•	exceeds the free float market capitalization of a share line of the same company which is an index component by at least 25%; and
•	fulfills all size and liquidity eligibility criteria for non-components,

The current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

Index Constituent Selection

The MVOIH is reviewed on a semi-annual basis in March and September. The target coverage of the MVOIH is 25 companies from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from the relevant sector or sectors for the MVOIH. The constituents of the MVOIH are selected using the following procedure:

1)	The largest 50 stocks (by full market capitalization) from the investable universe that are U.S. exchange-listed companies that derive at least 50% (25% for current components) of their revenues from the relevant sector or sectors for the MVOIH qualify.
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2)	The 50 stocks are ranked in two different ways — by free float market capitalization in descending order (the largest company receives rank “1”) and then by three-month average-daily-trading volume in descending order (the most liquid company receives rank “1”). These two ranks are added up.
3)	The 50 stocks are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger company is placed on top.
a)	Initially, the highest ranked 25 companies made up the MVOIH.
b)	On-going, a 10-40 buffer is applied: the highest ranked 10 companies qualify. The remaining 15 companies are selected from the highest ranked remaining current index components ranked between 11 and 40. If the number of selected companies is still below 25, then the highest ranked remaining stocks are selected until 25 companies have been selected.

In addition to the periodic reviews, the MVOIH is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.

Review Schedule

The reviews for the MVOIH are based on the closing data on the last business day in February and August. If a company does not trade on the last business day in February or August, the last available price for this company will be used.

The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March or September. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March or September. Changes to the MVOIH are implemented and based on the closing prices of the third Friday in March or September. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the MVOIH does not trade on the third Friday in March or September, then the last available price for that index constituent will be used. Changes become effective on the next business day. The component changes to the MVOIH are announced on the second Friday in March or September.

Ongoing Maintenance

In addition to the periodic reviews, the MVOIH is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the MVOIH components.

Deletions. For all corporate events that result in a stock deletion from the MVOIH, the deleted stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the MVOIH would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drop below its minimum due to a merger of two or more index components, the replacement stock will be added with its free-float market capitalization, weighted with the capping factor of the uncapped components in the small-weight group of the weighting scheme. In all other cases (i.e., there is not replacement), the additional weight resulting from the deletion will be redistributed proportionally across all other components of the MVOIH.

Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.

Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the Oil Services Index once; either at the next semi-annual review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February or August) or else at the then-following semi-annual review. In order to be added to the Oil Services Index the IPO stock has to meet the size and liquidity requirements:

•	the IPO must have a full market capitalization exceeding US$150 million;
•	the IPO must have a free-float factor of at least 10%;
•	the IPO must have an average-daily-trading volume of at least US$1 million; and
•	the IPO must have traded at least 250,000 shares per month (or per 22 days).

This rule is applicable for newly spun-off companies as well.

Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).

If a MVOIH component merges with or takes over another MVOIH component: The surviving stock remains in the MVOIH and the other stock is deleted immediately from the MVOIH. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.

If a MVOIH component merges with or takes over a non-MVOIH component: If the surviving stock meets the MVOIH requirements, then it remains in the MVOIH and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the MVOIH requirements, then it is deleted immediately from the MVOIH.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

If a non-MVOIH component merges with or takes over a MVOIH component: If the surviving stock meets the MVOIH requirements, then it will be added to the MVOIH (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current MVOIH component. If the surviving stock does not meet the MVOIH requirements, then it will not be added to the MVOIH and the current MVOIH component is deleted immediately from the MVOIH.

Changes due to Spin-Offs. Each spin-off stock is immediately added to the MVOIH for at least two trading days. If a spin-off company does not qualify for the MVOIH, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off. In case the number of MVOIH components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.

Index Calculation

The value of MVOIH is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the MVOIH):

pi = stock price (rounded to four decimal places);

qi = number of shares;

ffi = free float factor (rounded to two decimal places);

fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);

cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);

M = free float market capitalization of the MVOIH; and

D = divisor (rounded to six decimal places).

Free Float

The MVOIH is free float-adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits or sanctions. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free float factors are reviewed quarterly.

Company-Weighting Cap Factors

Companies in the MVOIH are weighted according to their free float market capitalization, as modified by the company-weighting cap factors. The MVOIH uses the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies:

1)	All index components are weighted by their free float market capitalization.
2)	All companies exceeding 4.5% but at least the largest five companies and at the maximum the largest 10 companies are grouped together (so called “Large-Weights”). All other companies are grouped together as well (so called “Small-Weights”).
3)	The aggregated weighting of the Large-Weights is capped at 50%:
a)	Large-Weights: If the aggregated weighting of all companies in Large-Weight exceeds 50%, then a capping factor is calculated to bring the weighting down to 50%; at the same time, a second capping factor for the Small-Weights is calculated to increase the aggregated weight to 50%. These two factors are then applied to all companies in the Large-Weights or the Small-Weights respectively.
b)	Large-Weights: The maximum weight for any single stock is 20% and the minimum weighting is 5%. If a stock is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be re-distributed proportionally across all other remaining index constituents in the Large-Weights.
c)	Small-Weights: The maximum weight for any single stock is 4.5%. If a stock is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be re-distributed proportionally across all other remaining index constituents in the Small-Weights.

Divisor Adjustments

Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the MVOIH) should not change the level of the MVOIH. This is accomplished with an adjustment to the divisor. Any change to the stocks in the MVOIH that alters the total market value of the MVOIH while holding stock prices constant will require a divisor adjustment.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the Oil Services Index.

Data Correction

Incorrect or missing input data will be corrected immediately.

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.

Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax))	Divisor change: Yes
Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: Yes
Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security	Divisor change: No
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Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: No
Spin-offs Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes

Changes in shares outstanding/free-float

Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the semi-annual review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.

Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the MVOIH.

Corporate actions are announced at least four days prior to implementation.

Historical Performance of the OIH

The following graph sets forth the daily historical performance of the OIH in the period from January 2, 2018 through July 27, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the OIH’s hypothetical Coupon Barrier and hypothetical Threshold Value of $166.31, which is 50% of the OIH’s hypothetical Starting Value of $332.62, which was its Closing Market Price on July 27, 2023. The actual Starting Value, Coupon Barrier and Threshold Value will be determined on the pricing date.

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Contingent Income Auto-Callable Yield Notes Linked to the Least Performing of the iShares® MSCI Emerging Markets ETF, the iShares® Russell 2000 ETF and the VanEck® Oil Services ETF

This historical data on the OIH is not necessarily indicative of the future performance of the OIH or what the value of the Notes may be. Any historical upward or downward trend in the Closing Market Price of the OIH during any period set forth above is not an indication that the Closing Market Price of the OIH is more or less likely to increase or decrease at any time over the term of the Notes.

Before investing in the Notes, you should consult publicly available sources for the Closing Market Prices and trading pattern of the OIH.

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Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than two business days from the pricing date, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $982.50 per $1,000 in principal amount of Notes.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.

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United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as issuer, or BAC, as guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

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Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-8 above and “Supplemental Use of Proceeds” on page PS-20 of the accompanying product supplement.

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U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. However, Sidley Austin LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

We will not attempt to ascertain whether the issuer of any Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code. If the issuer of any Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting. By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership”

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rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Possible Application of Section 1260 of the Code. Since each Underlying is the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part, as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).

If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.

As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could

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possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

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Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

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Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

●	Product Supplement EQUITY-1 dated December 30, 2022: http://www.sec.gov/Archives/edgar/data/1682472/000119312522315473/d429684d424b2.htm

●	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: http://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

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